EXHIBIT 5

             OPINION AND CONSENT OF SMITH, UNDERWOOD & PERKINS, P.C.

                           SMITH, UNDERWOOD & PERKINS
                           A Professional Corporation
                         Attorneys and Counselors at Law
                               Two Lincoln Centre
                           5420 LBJ Freeway, Suite 600
                               Dallas, Texas 75240
From: Carl A. Generes                                  Telephone (972) 661-5114
      Of Counsel to the Firm                           Facsimile (972) 661-5691

                                   May 1, 2001

  Tech Electro Industries, Inc.
  275 North Franklin Turnpike, Suite 230
  Ramsey, NJ 07446

  Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filling by Tech Electro industries, Inc., a Texas corporation, of a Registration Statement on Form SB-2 with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement covering the registration of up to 11,738,941 shares of the Company's common stock, $0.01 par value, and on behalf of certain selling stockholders including: (i) 5,717,081 shares of common stock issuable upon exercise of certain outstanding warrants and stock options and (ii) 6,021,860 issued and outstanding shares. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

         In connection with this opinion, we have examined and relied upon the Registration Statement, Amendment No. 3 thereto and related Prospectus, the Articles of Incorporation, as amended and the Company's Bylaws, as amended, the warrants and options, the corporate proceedings taken by Tech Electro Industries in connection with the issuance of the warrants and options, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion (i) that the 5,717,081 warrant and option shares when issued and sold in accordance with the terms of the warrants and options, will be validly issued, fully paid and non-assessable and (ii) that the outstanding 6,021,860 shares are validly issued, fully paid and non-assessable.

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         We  consent  to the  reference  to our firm  under the  caption  "Legal
  Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration

  Statement. Our opinion is expressly limited to the matters set forth above and we render non opinion, whether by implication or otherwise, as t o any other matters relating to Tech Electro Industries, the warrant shares, option shares or outstanding shares.


                                                Very truly yours,


                                                Smith, Underwood & Perkins, P.C.


                                                By:  /s/ Carl A. Generes
                                                     --------------------
                                                         Carl A. Generes